AMENDMENT NO. 2 TO

CAREGUIDE, INC.

2007 EQUITY INCENTIVE PLAN

RECITALS

A.    On March 23, 2007, the Board of Directors, and on June 13, 2007, the stockholders of CAREGUIDE, INC., a Delaware corporation (the “Company”), adopted the 2007 Equity Incentive Plan (the “Plan”).

B.        On June 19, 2007, the Board of Directors and stockholders of the Company adopted an amendment to the Plan.

C.        By action of the Board of Directors on July 14, 2008, the Company adopted the following amendment (the “Amendment”) to the Plan:

AMENDMENT

1.	The first sentence of Section 3(a) of the Plan is hereby deleted in its entirety and replaced with the following:

“Subject to the provisions of Section 9 relating to adjustments upon changes in stock, the aggregate number of shares of Common Stock of the Company that may be issued pursuant to Stock Awards after the Effective Date shall not exceed fifteen million (15,000,000) shares.”

2.	Section 3(c) of the Plan is hereby deleted in its entirety and replaced with the following:

“Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3(d), subject to the provisions of Section 9(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be fifteen million (15,000,000) shares of Common Stock.”

3.	Section 3(d) of the Plan is hereby deleted in its entirety and replaced with the following:

“(d) Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Award is granted covering more than ten million (10,000,000) shares of Common Stock.”

4.	The last sentence of Section 6(d) of the Plan is hereby deleted in its entirety and replaced with the following:

“The maximum number of shares that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(d) shall not exceed ten million (10,000,000) shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.”

5.	Except as set forth in this Amendment, the Plan shall be unaffected hereby and shall remain in full force and effect.

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